CERTIFICATE OF ELIMINATION OF THE
SERIES A PREFERRED STOCK OF
INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

Infrastructure and Energy Alternatives, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

    1.    Pursuant to Section 151 of the DGCL and authority granted in the Amended and Restated Certificate of Incorporation of the Company (the “Charter”), as theretofore amended, the Board of Directors of the Company (the “Board”), by resolution duly adopted, authorized the issuance of a series of 34,965 shares of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on May 20, 2019 filed an Amended and Restated Certificate of Designations (the “Certificate of Designations”) with respect to such Series A Preferred Stock in the office of the Secretary of State of the State of Delaware.

2.    No shares of said Series A Preferred Stock are outstanding and no shares thereof will be issued subject to the Certificate of Designations.

3.    The Board has adopted the following resolutions:

        WHEREAS, none of the authorized shares of the Company’s Series A, Series B-1, Series B-2 or Series B-3 Preferred Stock are outstanding, and none will be issued subject to the certificates of designation previously filed with respect to such series; and

         WHEREAS, the Board desires to eliminate from the Charter all matters set forth in the certificates of designations previously filed with the State of Delaware with respect to such series pursuant to Section 151(g) of the Delaware General Corporate Law;

         NOW, THEREFORE, BE IT RESOLVED, the Board hereby authorizes and directs the appropriate officers of the Company to prepare, execute and file on behalf of the Company certificates of elimination of each of the Series A, Series B-1, Series B-2 and Series B-3 Preferred Stock and to take such other actions as they in their sole discretion may deem necessary or appropriate to carry out the purposes of the foregoing resolution.

    4.    In accordance with Section 151(g) of the DGCL, all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock are hereby eliminated from the Charter, as heretofore amended.

[Signature Page Follows]

    IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer this 5th day of May, 2022.

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
By:	/s/ Erin J. Roth
Name:	Erin Roth
Title:	EVP, GC, Corporate Secretary, and Chief Compliance Officer